Exhibit 4.8

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated [DATE], is entered into by and between ATP Oil & Gas Corporation, a Texas corporation (the “Company”), and [NAME] (the “Holder”).

W I T N E S S E T H

WHEREAS, the Company authorized the grant (the “Grant”) to the Holder of [NUMBER] restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, the Grant was made under and pursuant to that certain ATP Oil & Gas Corporation 2010 Stock Plan (the “Plan”) and this Agreement shall be governed by the provisions of the Plan and the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Award of Restricted Shares, Representations.

(a) Holder and the Company acknowledge and agree that effective as of the date hereof, the Company has issued and sold to the Holder the Restricted Shares as a Restricted Stock Award (as defined in Paragraph II of the Plan) pursuant to Paragraph VII(b) of the Plan. Holder will own the Restricted Shares subject to the restrictions, terms and conditions of this Agreement and the Plan.

(b) The Company represents and warrants to the Holder that the Restricted Shares are duly authorized, fully paid and nonassessable and except as contemplated herein, free and clear of any lien, claim or encumbrance.

2. Vesting of Restricted Shares, Nature of Additional Shares.

(a) Subject to Sections 6 and 7 of this Agreement, Restricted Shares are or shall become “vested”, and the Forfeiture Restrictions (as defined in Paragraph VII(b) of the Plan) with regard thereto shall lapse, as follows:

(i) [NUMBER] (        %) Restricted Shares shall become fully vested on [DATE];

(ii) [NUMBER] (        %) Restricted Shares shall become fully vested on [DATE]; and

(iii) [NUMBER (        %) Restricted Shares shall become fully vested on [DATE].

(b) To the extent that any additional shares of Common Stock, or any other security of the Company, are issued as a stock dividend or as a result of a merger, recapitalization of the Company, or otherwise, such additional shares or securities shall be treated for all purposes hereunder and under the Plan, including vesting and voting, as being a part of the Restricted Shares with respect to which they were received.

3. Limitations on Rights of Holder.

(a) Shares to Bear Restrictive Legend. The Restricted Shares, and any securities treated as part thereof pursuant to Section 2(b) above, will be represented by a stock certificate or certificates registered in the name of the Holder. From and after the date of original issuance, stock certificates representing the Restricted Shares shall bear, in addition to any other legend required by or appropriate under applicable law, a legend in substantially the following form:

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF [DATE], BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THIS CERTIFICATE (THE “RESTRICTED STOCK AGREEMENT”), COPIES OF WHICH ARE AVAILABLE AT THE COMPANY’S PRINCIPAL OFFICE FOR INSPECTION. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE RESTRICTED STOCK AGREEMENT.

(b) Company to Retain Custody of Stock. Promptly after the date of this Agreement, the Company will issue to the Holder, and the Holder will deposit with and deliver to the Company, the stock certificate or certificates referred to in sub-section (a) of this Section 3, representing the non-vested Restricted Shares, each duly endorsed in blank or accompanied by stock powers duly executed in blank.

(c) Certain Rights of Holder. The Restricted Shares, when issued pursuant to the provisions hereof, shall constitute issued and outstanding shares of Common Stock for all corporate purposes. From and after the date of original issuance, the Holder will have the right to vote the Restricted Shares and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Shares, with the exception that, until the Restricted Shares shall have become vested pursuant to the terms hereof (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing the non-vested Restricted Shares; (ii) the Company will retain custody of the non-vested Restricted Shares; and (iii) the Holder may not sell assign, transfer, pledge, exchange, encumber or dispose of the non-vested Restricted Shares, except pursuant to the terms of this Agreement until such time, if ever, as the Restricted Shares shall become vested.

4. Delivery of Vested Securities. When any Restricted Shares shall become vested pursuant to the provisions of this Agreement, the Company shall promptly issue and deliver to the Holder new stock certificates or instruments representing the vested shares, registered  in  the  name  of  the  Holder  or,  if  deceased,  in  the  name  of  his  or  her  legatees,  personal  representative(s)  or  distributee(s).

5. No Right to Employment. Nothing in this Agreement shall be construed to give the Holder any right to be awarded any additional restricted shares or to confer on the Holder any right to continue in the employ of the Company or to be evidence in any agreement or understanding, express or implied, that the Company or any of its subsidiaries or affiliates will employ the Holder in any particular position or at any particular rate of remuneration, or for any particular period of time or to interfere, in any way, with the right of the Company (or the right of the Holder) to terminate the service of the Holder at any time notwithstanding the consequences of such termination pursuant to Section 7 of this Agreement.

6. Acceleration of Vesting.

(a) Upon the first to occur of:

(i) a Corporate Change (as defined in the Plan),

(ii) a Transaction (as defined in the Plan), or

(iii) a Change in Control (as defined in the Employment Agreement between Holder and the Company (the “Employment Agreement”)),

all Restricted Shares shall become fully vested and nonforfeitable and all restrictions thereon will terminate.

(b) If the Holder’s employment with the Company terminates prior to the occurrence of a date set forth in Section 2 above:

(i) due to the Holder becoming Totally Disabled (as defined in the Employment Agreement),

(ii) due to the death of the Holder,

(iii) by action of the Holder due to a Good Reason (as defined in the Employment Agreement), or

(iv) by action of the Company without Cause (as defined in the Employment Agreement),

then all Restricted Shares shall become fully vested and nonforfeitable and all restrictions thereon will terminate.

7. Termination of Service. If, except as provided in Section 6 above, the Holder’s service as an employee of the Company is terminated for any reason (whether by action of the Holder or the Company) prior to all Restricted Shares vesting hereunder, then any non-vested Restricted Shares shall automatically expire and terminate at such time, no further vesting shall occur and the Holder shall forfeit all such non-vested Restricted Shares, as of the date the Holder’s service terminated. The Holder shall not be entitled to receive any consideration or compensation for Restricted Shares that have not vested hereunder and the Holder shall cooperate in good faith with the Company to effectuate the purpose of this provision.

8. Compliance with Law. Holder shall not sell any Restricted Shares except pursuant to an effective registration statement under the Securities Act of 1933 (or pursuant to an exemption from registration under such Act).

9. No Transfer or Assignment. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If the Holder or any beneficiary under this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge any right or benefit under this Agreement, then such right or benefit, in the sole discretion of the Company, shall cease and terminate, and in such event, the Company, in its sole discretion may hold or apply the same or any part thereof for the benefit of the Holder or his or her beneficiary, spouse, children or other dependents, or any of them, in such manner and in such proportion as the Company may deem proper.

10. Amounts Not Salary or Bonus. The Holder agrees that the award of the Restricted Shares hereunder will not be taken into account as “salary,” “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing, savings or stock ownership plan of the Company or any of its subsidiaries, unless expressly provided pursuant to the terms of such plan.

11. Section 83(b) Election. The Holder shall make an election within thirty (30) days after the date hereof under Section 83(b) of the Internal Revenue Code related to the Restricted Shares. The Holder shall be responsible and shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes required to be withheld with respect to such Restricted Shares. If the Holder shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Holder, any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Shares.

12. Fees and Expenses. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations that, in the opinion of counsel for the Company, are applicable thereto.

13. Notices. Any notice or other communication which either party hereto may be required or permitted to give the other shall be made in writing and shall be delivered by registered mail, return receipt requested, facsimile, courier service or personal delivery to the Company at 4600 Post Oak Place, Suite 100, Houston, Texas 77027 and to the Holder at his or her last address on the books and records of the Company. All such notices and communications shall be deemed to have been duly given: (i) if delivered by hand, then upon receipt of personal delivery; (ii) if delivered by same day courier, then upon signature as package received; and (iii) if delivered by commercial mail delivery service or by standard U.S. postal mail delivery service and postage is prepaid, then upon seven (7) business days following delivering such notice to the commercial mail delivery service or delivering such notice to a U.S. postal office; and (iv) if delivered by facsimile, then upon confirmation that such facsimile was received at the appropriate facsimile number provided by the parties hereto.

14. Amendments. This Agreement may only be amended or modified by written agreement of the Company and the Holder.

15. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Holder and his or her legatees, distributee(s) and personal representative(s).

16. Governing Law. The validity, interpretation construction and performance of this Agreement shall be governed by the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas without regard to the conflict of laws and principles of such state.

17. Definitions. As used in this Agreement, and unless otherwise defined or unless the context requires a different meaning, capitalized terms shall have the meanings provided for in the Plan.

18. No Amendments to Other Agreements; Conflicts. This Agreement is not intended to and shall not be deemed to amend any other agreement between the Company and the Holder or affecting their interests, including but not limited to the Plan or the Employment Agreement. Holder acknowledges receipt of a copy of the Plan, together with the prospectus relating to the Restricted Shares. Holder further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement. This Agreement and the Restricted Shares shall be subject to the terms of the Plan, as it may be amended from time to time. To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

IN WITNESS WHEREOF, this Agreement is executed by the Company and the Holder as of [DATE].

ATP OIL & GAS CORPORATION,
a Texas corporation

By:
Name:
Title:

Holder

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